News Release

For further information:

Hooper Holmes
James Calver
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Jonathan Birt
Financial Dynamics
212-850-5600

Hooper Holmes Appoints Leslie Hudson, PhD, to Board of Directors

BASKING RIDGE, N.J., November 05, 2007 -- Hooper Holmes, Inc. (AMEX: HH) today announced that Leslie Hudson, PhD, Interim President and CEO of Nabi Biopharmaceuticals Inc. (NASDAQ: NABI), has been reappointed to the Company's Board of Directors.  Dr. Hudson was previously a member of the Board from 2005 to 2006.  He replaces Paul Kolacki who retired as a Director in September 2007.

"We know and respect Les, and we are pleased to welcome him back to our Board,” said Benjamin A. Currier, Chairman of the Board of Hooper Holmes.   “His experience in the pharmaceutical, healthcare and health information industries, as well as his strategic and operational business insights, will be key assets as we look to the future.”

“Hooper Holmes is in the process of a major turnaround, making this a very exciting time to return to the Board,” said Dr. Hudson. "While in a sense I am picking up where I left off, the Company has changed significantly over the past year, expanding into new areas and revitalizing its core business.  I look forward to offering my support as the Company moves into the next phase of its development."

Dr. Hudson was appointed Interim President and Chief Executive Officer of Nabi Biopharmaceuticals in February 2007 and has been a director of the Company since August 2005. Prior to joining Nabi, he served as Chief Executive Officer and President of DOV Pharmaceutical, Inc., from June 2005 to July 2006.

Dr. Hudson served as Vice Provost for Strategic Initiatives at the University of Pennsylvania from 2003 to June 2005.  From 1995 to 2003 he served in several positions at Pharmacia Corp., including senior vice president of research and exploratory development, senior vice president of emerging technology and commercial development and general manager and group vice president of ophthalmology.

Prior to his tenure at Pharmacia, Dr Hudson worked at Repligen Corporation, based in Cambridge, Massachusetts.  He also served in several senior research positions at GlaxoWellcome (GlaxoSmithKline plc) from 1988 to 1994 including head of cancer, metabolic and hyperproliferative disease and vice president for discovery research, which included responsibility for the company’s genomics program.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of more than 9,000 examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more than 2.3 million medical exams and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company's business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

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